                                                                       EXHIBIT B

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
(THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD,
TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT
AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN
OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT
AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

                          ACCESS PHARMACEUTICALS, INC.

                    7.5% SECURED CONVERTIBLE PROMISSORY NOTE

U.S. $____________                                                 DALLAS, TEXAS
NO.: PN-2006-__                                                FEBRUARY 16, 2006

            FOR VALUE RECEIVED, the undersigned, Access Pharmaceuticals, Inc., a
Delaware corporation (the "Company"), hereby promises to pay to the order of
_________ or any future holder of this promissory note (the "Payee"), at the principal office of the Payee set forth herein, or at such other place as the holder may designate in writing to the Company, the principal sum of
_____________ Dollars (U.S. $__________) (the "Principal Amount"), or such other amount as may be outstanding hereunder, together with all accrued but unpaid interest, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this promissory note (the "Note").

      This Note is one of a duly authorized issue of 7.5% Secured Convertible
Promissory Notes of the Company, in aggregate principal amount of up to Five
Million Dollars ($5,000,000) (the "Promissory Notes") issued pursuant to the
Convertible Note and Warrant Purchase Agreement of even date herewith (the
"Purchase Agreement"). The Promissory Notes rank equally and ratably without priority over one another. No payment, including any prepayment, shall be made hereunder unless payment, including any prepayment, is offered with respect to the other Promissory Notes in an amount which bears the same ratio to the then unpaid principal amount of such Promissory Notes as the payment made hereon bears to the then unpaid principal amount under this Note.

            1.    Principal and Interest Payments.

                  (a)     The Company shall repay in full the entire principal
balance then outstanding under this Note plus all accrued and unpaid interest on the first to occur (the "Maturity Date") of: (i) March 31, 2007; (ii) such time as there occurs a Sale Transaction (as

defined below) unless the resulting successor or acquiring entity in such Sale
Transaction (if not the Company) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the
Common Stock are entitled to receive as a result of such Sale Transaction, (A)
assumes by written instrument all of the obligations of the Promissory Notes and the Transaction Documents (as defined in the Purchase Agreement) as more fully set forth in Section 1(d) below and (B) the entity whose securities into which this Note shall become convertible in such transaction is a publicly traded corporation whose common stock is listed for trading on the New York Stock
Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq
Capital Market, the OTC Bulletin Board or Pink Sheets or (iii) the acceleration of the obligations as contemplated by this Note.

      "Sale Transaction" shall mean any transaction or series of related transactions which result in the (i) acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than one-half of the voting rights or equity interests in the Company; or (ii) sale, conveyance, or other disposition of all or substantially all of the assets, property or business of the Company or the merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation) or effectuation of any transaction or series of related transactions where holders of the Company's voting securities prior to such transaction or series of transactions fail to continue to hold at least 50% of the voting power of the
Company (or, if other than the Company, the successor or acquiring entity)
immediately following such transaction.

                  (b)     Interest on the outstanding principal balance of this
Note shall accrue at a rate of seven and one-half percent (7.5%) per annum, compounded quarterly. Interest on the outstanding principal balance of the Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days and shall be payable on the Maturity Date, upon earlier prepayment of this Note or in the form of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") upon conversion of this note as set forth in Section 8 below. Furthermore, upon the occurrence of an Event of Default, then to the extent permitted by law, the Company will pay interest to the Payee, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until payment in full at the rate of twelve percent (12%) per annum.

                  (c)     The Company may not prepay the outstanding principal
amount of this Note or the interest thereon prior to the Maturity Date (a
"Prepayment") without the written consent of the Payee, unless the Company shall provide at least sixty (60) days, but not more than ninety (90) days, prior written notice of the date on which the Company intends to make such Prepayment
(a "Prepayment Notice"). Nothing in this Section 1(c) shall limit the right of the Payee to convert this Note into Common Stock at any time after receipt of the Prepayment Notice and prior to the time at which such Prepayment is made.
Notwithstanding the limitations in Section 8(g), the Payee may deliver a
Conversion Notice with respect to all of the outstanding Principal Amount and interest accrued thereon, in which case, to the extent that Section 8(g) limits the conversion of this Note, this Note shall not be subject to Prepayment and shall be converted as set forth in Section 8(c)(v).

                                        2

                  (d)     If the Promissory Notes and Transaction Documents are
to be assumed as described in Section 1(a)(ii)(A), the applicable assuming corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition contained in the Promissory
Notes and the Transaction Documents to be performed and observed by the Company and all the obligations and liabilities thereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the
Board of Directors of the Company) in order to provide for adjustments of shares of the Common Stock into which the Promissory Notes are convertible which shall be as nearly equivalent as practicable to the adjustments provided for in
Section 8. The provisions of Section 1(a) and this Section 1(d) shall similarly apply to successive Sale Transactions.

            2.    Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of
Texas, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

            3.    Security. This Note is secured pursuant to the terms of a
Security Agreement (the "Security Agreement") between the Company and the holders of the Promissory Notes of even date herewith by a security interest in the Collateral (as such term is defined in the Security Agreement). The Note is subject to the provisions of the Security Agreement.

            4.    Subordination of Future Debt; Payment of Common Stock
Dividends. Any debt incurred after the date hereof to any creditor shall be subordinated to the indebtedness evidenced by this Note. The Company shall not declare or pay any dividend or distribution with respect to any common stock of the Company other than a pro rata dividend payable solely in shares of Common
Stock.

            5.    Representations and Warranties of the Company. The Company
represents and warrants to the Payee as follows:

                  (a)     The Company has been duly incorporated and is validly
existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

                  (b)     This Note has been duly authorized, validly executed
and delivered on behalf of the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full power and authority to execute and deliver this Note and to perform its obligations hereunder.

                  (c)     The execution, delivery and performance of this Note
will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company's articles of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a

                                        3

party or by which it or any of its material properties or assets is bound, (ii)
result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court,
Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any other agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

                  (d)     No consent, approval or authorization of or
designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Note.

            6.    Events of Default. The occurrence of any of the following
events shall be an "Event of Default" under this Note:

                  (a)     the Company shall fail to make the payment of any
amount of any principal outstanding for a period of two (2) business days after the date such payment shall become due and payable hereunder; or

                  (b)     the Company shall fail to make any payment of interest
\ for a period of two (2) business days after the date such interest shall become due and payable hereunder; or

                  (c)     if default shall be made in the performance or
observance of any representation, warranty, covenant, or agreement contained in this Note, in the Security Agreement, in the Purchase Agreement or in the
Investor Rights Agreement (as defined in the Purchase Agreement), or in any other agreement between the Company and the Payee relating to indebtedness of the Company to the Payee or any of its affiliates for borrowed money and such default shall have continued for a period of five (5) days after Company's receipt of written notice of such default (unless such default is on account of failure to give a required notice, in which event such 5 day cure period shall commence with the date of such default); or

                  (d)     the holder of any indebtedness of the Company or any
of its subsidiaries shall accelerate any payment of any amount or amounts of principal or interest on any indebtedness ("Indebtedness") (other than the
Indebtedness hereunder) prior to its stated maturity or payment date, the aggregate principal amount of which Indebtedness of all such persons is in excess of $100,000, whether such Indebtedness now exists or shall hereafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within five (5) business days of such acceleration; or

                  (e)     A judgment or order for the payment of money shall be
rendered against the Company or any of its subsidiaries in excess of $100,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating

                                        4

any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of sixty (60) consecutive days following entry of the judgment or order in excess of $100,000 or the judgment or order which causes the aggregate amount described above to exceed $100,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (f)     the Company shall (i) apply for or consent to the
appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii)
commence a voluntary case under the United States Bankruptcy Code (the
"Bankruptcy Code") or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vi)
take any action under the laws of any jurisdiction (foreign or domestic)
analogous to any of the foregoing; or

                  (g)     a proceeding or case shall be commenced in respect of
the Company or any of its subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or
(iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic)
analogous to any of the foregoing shall be taken with respect to the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of thirty (30) consecutive days;

                  (h)     the failure of the Company to implement the 1 for 5
Split (as defined in the Purchase Agreement) on or prior to June 30, 2006;

                  (i)     the suspension from listing or the failure of the
Company's common stock to be listed on any of the Pink Sheets, OTC Bulletin
Board, American Stock Exchange, New York Stock Exchange, Nasdaq National Market
or Nasdaq Capital Market for a period of five (5) consecutive trading days;

                  (j)     the declaration or payment by the Company of any
dividend or distribution with respect to its common stock other than a pro rata dividend payable solely in shares of Common Stock; or

                                        5

                  (k)     the failure by the Company to comply with the
requirements of Section 4.14 of the Purchase Agreement.

            7.    Remedies Upon An Event of Default. If an Event of Default
shall have occurred and shall be continuing, the Payee of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this
Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 6(f) and
(g), without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company, the outstanding principal balance and accrued interest hereunder shall be automatically due and payable, and (ii) Sections 6(a) through (e) and Sections 6(h) through (j), the
Payee may exercise or otherwise enforce any one or more of the Payee's rights, powers, privileges, remedies and interests under this Note or applicable law. No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the right of the Payee. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

            8.    Conversion.

            (a)   Optional Conversion. Subject to the limitations set forth in
Sections 8(g) hereof, the holder of this Note shall have the right at any time, at such holder's option, to convert all or any lesser portion of the Principal
Amount plus accrued and unpaid interest thereon into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the portion of the Principal Amount to be converted plus accrued and unpaid interest thereon by (ii) the Conversion Rate (as defined below) then in effect for this
Note. The initial conversion rate shall be $0.22, such rate to be subject to adjustment in accordance with the provisions of this Section 8. Such conversion rate in effect from time to time, as adjusted pursuant to this Section 8, is referred to herein as a "Conversion Rate." All of the remaining provisions of this Section 8 shall apply separately to each Conversion Rate in effect from time to time with respect to this Note.

            (b)   Mandatory Conversion. If a Conversion Triggering Event (as
defined below) shall occur and within 5 business days following such occurrence, the Company shall deliver a written notice to the holders of the Promissory
Notes (the "Notice") that the Company intends to convert all of the outstanding
Promissory Notes into Common Stock, then, subject to the limitations set forth in Section 8(g) hereof, as of the date that is sixty-five days following the date that such Notice is given (the "Mandatory Conversion Date"), this Note shall be converted into such number of fully paid and non-assessable shares of
Common Stock as is determined by dividing (i) the Principal Amount plus accrued and unpaid interest thereon by (ii) the Conversion Rate then in effect (the
"Mandatory Conversion"). Nothing in this Section 8(b) shall be construed so as to limit the right of a holder of this Note to convert pursuant to Section 8(a)
at any time. If the Maturity Date occurs after the Notice is duly delivered to the Payee, but prior to the Mandatory Conversion Date or the earlier conversion in full of this Note, then the Company shall not be obligated to repay in cash the Principal Amount, together with all accrued and unpaid interest thereon, and this Note shall remain outstanding, as more fully described in Section 8(c)(v), until such time as it is fully converted.

                                        6

            "Conversion Triggering Event" shall mean, such time as:

                  (i)     The Registration Statement (as defined below) covering
      all of the shares of Common Stock into which this Note is convertible is effective and sales may be made pursuant thereto (or all of the shares of
      Common Stock into which this Note is convertible may be sold without restriction pursuant to Rule 144(k) promulgated by the Securities and
      Exchange Commission under the Securities Act of 1933, as amended (the
      "Securities Act"));

                  (ii)    The Daily Market Price of the Common Stock is at least
      $1.50 (subject to adjustment for stock splits, reverse splits, stock dividends and the like, including, without limitation, the 1 for 5 Split as such term is defined in the Purchase Agreement) for any period of 20 consecutive trading days; and

                  (iii)   The Company has a sufficient number of authorized and
      unissued shares of Common Stock reserved for issuance upon the conversion of the Promissory Notes to convert all of the Promissory Notes in full.

      "Registration Statement" shall have the meaning established in the
Investor Rights Agreement dated on or about the date hereof, by and among the
Company and the other parties signatory thereto.

            (c)   Mechanics of Conversion.

            (i)   Such right of conversion shall be exercised by the Payee by delivering to the Company a conversion notice in the form attached hereto as
Exhibit A (the "Conversion Notice"), appropriately completed and duly signed, and by surrender not later than two (2) business days thereafter of this Note.
The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which this Note is registered. Promptly after the receipt of the
Conversion Notice, the Company shall issue and deliver, or cause to be delivered, to the Payee or such Payee's nominee, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Company of the Conversion Notice (the "Conversion
Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date. If the Payee has not converted the entire amount of the
Note pursuant to the Conversion Notice, then the Company shall execute and deliver to the Payee a new Note instrument identical in terms to this Note, but with a principal amount reflecting the unconverted portion of this Note. The new
Note instrument shall be delivered subject to the same timing terms as the certificates for the Common Stock.

            (ii)  The Company shall effect such issuance of Common Stock within three (3) trading days following the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within

                                        7

three (3) trading days after the receipt by the Company of such Conversion
Notice. Provided that the holder complies with all of the provisions of this
Note relating to the conversion hereof, if certificates evidencing the Common
Stock are not received by the holder (through no fault or negligence of the holder) within five (5) Business Days following the Conversion Date, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. If the conversion has not been rescinded in accordance with this paragraph and the
Company fails to deliver to the holder such certificate or certificates pursuant to this Section 8 in accordance herewith, prior to the seventh (7th) Business
Day after the Conversion Date (assuming timely surrender of the Note and compliance with the other provisions of this Note that relate to the conversion hereof), the Company shall pay to such Payee, in cash, on a per diem basis, an amount equal to 0.2% of the principal amount and all interest accrued thereon of the Note until such delivery takes place and interest shall continue to accrue as provided in Section 2 as if no Conversion Notice had been delivered.

            (iii) The parties acknowledge that as of the date of this Note, the
Company does not have sufficient number of authorized and unissued shares of
Common Stock to fully convert all of the Promissory Notes. Subject to approval by the Company's shareholders, the Company will have sufficient number of authorized and unissued shares of Common Stock following the effectiveness of the 1 for 5 Split. The Company's obligation to issue Common Stock upon conversion of this Note shall be absolute, is independent of any covenant of any
Payee, and shall not be subject to: (i) any offset or defense; or (ii) any claims against the holders of the Promissory Notes whether pursuant to this
Note, the Certificate of Incorporation of the Company, the Purchase Agreement,
the Investor Rights Agreement (as defined in the Purchase Agreement), the
Warrants (as defined in the Purchase Agreement) or otherwise.

            (iv)  Subject to the provisions of Section 8(g), in the event that a
Conversion Triggering Event has occurred and the Company has given the Notice as required by Section 8(b), this Note shall be converted in full on the Mandatory
Conversion Date as if the holder hereof had delivered a Conversion Notice with respect to this Note on such date. Promptly thereafter, the holder of this Note shall deliver this Note to the Company or its duly authorized transfer agent, and upon receipt thereof, the Company shall issue or cause its transfer agent to issue certificates evidencing the Common Stock into which this Note has been converted.

            (v)   Beneficial Ownership Cap. To the extent that (A) all of the outstanding principal and interest due on this Note is not automatically converted in full upon the occurrence of a Mandatory Conversion on account of the application of Section 8(g), (B) a Notice has been duly delivered to the
Payee and the Maturity Date has occurred prior to the Mandatory Conversion Date specified in such Notice or (C) the Payee elects to convert all of the outstanding principal and interest due on this Note following a Prepayment
Notice and prior to Prepayment, but all of such amounts are not converted in full on account of the application of Section 8(g) (each of the events referred to in clauses (A), (B) and (C), a "Limited Conversion"), this Note shall remain outstanding with respect to the amounts of unpaid principal and unpaid interest remaining and such amounts remaining shall be deemed converted automatically under this Section 8 at the first moment thereafter either when the Mandatory
Conversion Date occurs in the case of a Limited Conversion pursuant to clause
(B) above (except that such conversion shall remain subject to Section 8(g), and if Section 8(g) applies, such conversion shall become a

                                        8

clause (A) Limited Conversion following the Mandatory Conversion Date), or, in all other cases, when Section 8(g) would not prevent such conversion.
Notwithstanding the preceding sentence, upon the occurrence of the Limited
Conversion, the rights of the Payee pursuant to Sections 1, 2, 3, 4, 5, 6 and 7, including, without limitation, the right to be repaid principal and interest in cash, shall be terminated immediately and all other rights and obligations
(including, without limitation, the rights hereunder to adjustments to the
Conversion Rate) shall remain in full force and effect (the "Remaining Rights");
provided that, upon the occurrence of a Sale Transaction, the resulting successor or acquiring entity in such Sale Transaction (if not the Company) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Sale Transaction, shall assume by written instrument all of the Remaining Rights (but not the rights that have been terminated as provided above) under the Promissory Notes and all of the rights and obligations of the
Company under Transaction Documents.

            (d)   Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon conversion of this Note. As to any fraction of a share which the holder of this Note would otherwise be entitled to acquire upon such conversion, the Company shall pay an amount in cash equal to the Current Market Price (as defined below) per share of Common Stock on the date of conversion, multiplied by such fraction.

      "Current Market Price" means, in respect of any share of Common Stock on any date herein specified:

                  (1)     if there shall not then be a public market for the
            Common Stock, the higher of (a) the book value per share of Common
            Stock at such date, and (b) the fair market value per share of
            Common Stock as determined in good faith by the Board, or

                  (2)     if there shall then be a public market for the Common
            Stock, the average of the daily market prices for the 20 consecutive trading days immediately before such date. The daily market price for each such trading day shall be (i) the closing bid price on such day on the principal stock exchange (including Nasdaq) on which such
            Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing bid price on such day as officially quoted on any such exchange (including Nasdaq), (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the National
            Association of Securities Dealers Automatic Quotation System or the
            Pink Sheets LLC, (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. (the "NASD") selected mutually by holders of a majority in interest of the Promissory Notes and the
            Company or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by holders of a majority in interest of the

                                        9

            Promissory Notes and one of which shall be selected by the Company
            (as applicable, the "Daily Market Price").

            (e)   Stock Dividends, Subdivisions and Combinations. If at any time while the this Note is outstanding, the Company shall:

                  (i)     cause the holders of its Common Stock to be entitled
      to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

                  (ii)    subdivide its outstanding shares of Common Stock into
      a larger number of shares of Common Stock, or

                  (iii)   combine its outstanding shares of Common Stock into a
      smaller number of shares of Common Stock,

then in each such case the Conversion Rate shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this
Section 8(e) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this Section 8(e) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Rate is calculated hereunder, then the calculation of such Conversion Rate shall be adjusted appropriately to reflect such event.

            (f)   Certain Other Distributions. If at any time while this Note is outstanding the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of:

                  (i)     cash,

                  (ii)    any evidences of its indebtedness, any shares of stock
      of any class or any other securities or property or assets of any nature whatsoever (other than cash or additional shares of Common Stock as provided in Section 8(e) hereof), or

                  (iii)   any warrants or other rights to subscribe for or
      purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (in each case set forth in subparagraphs 8(f)(i), 8(f)(ii) and
      8(f)(iii) hereof, the "Distributed Property"),

then upon any conversion of this Note that occurs after such record date, the holder of this Note shall be entitled to receive, in addition to the Conversion
Shares, the Distributed Property that such holder would have been entitled to receive in respect of such number of Conversion Shares had the holder been the record holder of such Conversion Shares as of such record date. Such distribution shall be made whenever any such conversion is made. In the event that the

                                       10

Distributed Property consists of property other than cash, then the fair value of such Distributed Property shall be as determined in good faith by the Board and set forth in reasonable detail in a written valuation report (the "Valuation
Report") prepared by the Board. The Company shall give written notice of such determination and a copy of the Valuation Report to the holder of this Note, and if the holder objects to such determination within twenty (20) business days following the date such notice is given, the Company shall submit such valuation to an investment banking firm of recognized national standing selected by the holder of this Note and acceptable to the Company in its reasonable discretion, whose opinion shall be binding upon the Company and the holder of this Note. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of
Common Stock and shares of any other class of stock shall be deemed a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 8(f) and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 8(e).

            (g)   Blocking Provision.

                  (i)     Except as provided otherwise in this Section 8(g)(i),
      the number of Conversion Shares that may be acquired by any holder shall be limited to the extent necessary to insure that, following such conversion, the number of shares of Common Stock then beneficially owned by such holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act (including shares held by any "group" of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) does not exceed
      4.99% of the total number of shares of Common Stock of the Company then issued and outstanding (the "Beneficial Ownership Cap"). For purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange
      Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. As used herein, the term "Affiliate" means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.
      With respect to the holder of this Note, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder.
      Each delivery of a Conversion Notice by the holder of this Note will constitute a representation by such holder that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act and the Exchange
      Act of 1934, as amended (the "Exchange Act") by the Company with respect to the outstanding Common Stock of the Company, that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. This paragraph shall be construed and administered in such manner as shall be

                                       11

      consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion
      Notice.

                  (ii)    In the event the Company is prohibited from issuing
      shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the
      Company shall as soon as possible seek the approval of its stockholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the Promissory
      Notes.

                  (iii)   Notwithstanding the foregoing provisions of Section
      8(g), any holder of Promissory Notes shall have the right prior to the time of the Closing (as defined in the Purchase Agreement) upon written notice to the Company, or after the time of the Closing upon (x) 61 days prior written notice to the Company or (y) upon a Sale Transaction, to choose not to be governed by the Beneficial Ownership Cap provided herein.

            (h)   Common Stock Reserved. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of the Promissory Notes, such number of shares of
Common Stock as shall from time to time be issuable upon the conversion of all the Promissory Notes at the time outstanding (without regard to any ownership limitations provided in Section 8(g)); provided, that on the date of original issue of the Promissory Notes and prior to the effective date of the 1 for 5
Split, the parties acknowledge that the Company does not and will not have sufficient authorized Common Stock to allow for the conversion in full of the
Promissory Notes and the exercise in full of the warrants issued pursuant to the
Purchase Agreement.

            9.    Other Provisions Applicable to Adjustments. The following
provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which this Note is convertible and the current
Conversion Rate provided for in Section 8:

            (a)   When Adjustments to Be Made. The adjustments required by
Section 8 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Rate that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in
Section 8(e)) up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which this Note is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 8 and not previously made, would result in a minimum adjustment or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                                       12

            (b)   Fractional Interests. In computing adjustments under Section
8, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

            (c)   When Adjustment Not Required. If the Company undertakes a
transaction contemplated under Section 8(f) and as a result takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under Section 8(f) and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under Section 8(f), then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

            (d)   Escrow of Stock. If after any property becomes distributable pursuant to Section 8 by reason of the taking of any record of the holders of
Common Stock, but prior to the occurrence of the event for which such record is taken, a holder of this Note converts the Note during such period or such holder is unable to convert pursuant to Section 8(g), the holder of this Note shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under Section 8 by reason of such adjustment (as if this Note were not yet converted) and such shares or other property shall be held in escrow for the holder of this Note by the Company to be issued to holder of this Note upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Company and escrowed property returned to the Company.

            10.   Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Payee with respect to the loss, theft or destruction of this Note (or any replacement hereof), and, if requested by the
Company, an indemnity bond customary in the industry, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the
Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

            11.   Parties in Interest, Transferability. This Note shall be
binding upon the Company and its successors and permitted assigns and the terms hereof shall inure to the benefit of the Payee and its successors and assigns.
This Note may be transferred or sold, subject to the provisions of Section 19 of this Note, or pledged, hypothecated or otherwise granted as security by the
Payee.

            12.   Amendments. This Note may not be modified or amended in any manner except in writing executed by the Company and the Payee.

            13.   Notices. Any notice, demand, request, waiver or other
communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following

                                       13

the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.
The Company will give written notice to the Payee at least twenty (20) days prior to the date on which dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Payee prior to such information being made known to the public. Notices to the Payee shall be made to the address set forth in the Purchase Agreement. Notices to the Company shall be made to the following:

Address of the Company:   Access Pharmaceuticals, Inc.
                          2600 Stemmons Freeway, Suite 176
                          Dallas, Texas 75207
                          Attention: President
                          Facsimile No.: (214) 905-5101

with a copy to:           Bingham McCutchen LLP
                          150 Federal Street
                          Boston, Massachusetts 02110
                          Attention: John J. Concannon, III
                          Facsimile No.: (617) 951-8736

            14.   Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

            15.   Headings. Article and section headings in this Note are
included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

            16.   Remedies, Characterizations, Other Obligations, Breaches and
Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity
(including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee's right to pursue actual damages for any failure by the
Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Payee and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Payee and that the remedy at law for any such breach may be inadequate. Therefore the
Company agrees that, in the event of any such breach or threatened breach, the
Payee shall be entitled, in addition to all other available rights and remedies, at law or in equity, to such equitable relief, including but not limited to an

                                       14

injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

            17.   Failure or Indulgence Not Waiver. No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            18.   Enforcement Expenses. The Company agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys' fees and expenses.

            19.   Compliance with Securities Laws. The Payee of this Note
acknowledges that this Note is being acquired solely for the Payee's own account and not as a nominee for any other party, and for investment, and that the Payee shall not offer, sell or otherwise dispose of this Note other than in compliance with the laws of the United States of America and as guided by the rules of the
Securities and Exchange Commission. This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

            "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES
            ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY
            STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR
            OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE
            SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES
            LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF
            COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE
            SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE
            STATE SECURITIES LAWS IS NOT REQUIRED."

            20.   Severability. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.

            21.   Consent to Jurisdiction. Each of the Company and the Payee (i)
hereby irrevocably submits to the jurisdiction of the United States District
Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Payee consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 13 hereof and agrees that such service shall constitute good and sufficient service of process and notice

                                       15

thereof. Nothing in this Section 21 shall affect or limit any right to serve process in any other manner permitted by law.

            22.   Company Waivers. Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Company liable for the payment of this Note, AND
DO HEREBY WAIVE TRIAL BY JURY.

                  (a)     No delay or omission on the part of the Payee in
exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Payee, nor shall any waiver by the Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

                  (b)     THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH
THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY
APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO
ANY PREJUDGMENT REMEDY WHICH THE PAYEE OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE
TO USE.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       16

            IN WITNESS WHEREOF, the Company has executed and delivered this
Promissory Note as of the date first written above.

                                  ACCESS PHARMACEUTICALS, INC.

                                  By: __________________________________________
                                      Name:
                                      Title:

                                       17

                                    EXHIBIT A

                            FORM OF CONVERSION NOTICE

     (To be executed by the registered holder in order to convert the Note)

The undersigned hereby irrevocably elects to convert the 7.5% Secured
Convertible Promissory Note (the "Note") of Access Pharmaceuticals, Inc., a
Delaware corporation (the "Company"), due March 31, 2007 held by the undersigned into shares of Common Stock, according to the terms and conditions of the Note and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If the shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. A copy of the Note being converted is attached hereto (and the original
Note shall be transmitted to the Company pursuant to the terms thereof). All capitalized terms used in this Conversion Notice, but not otherwise defined herein shall have the meanings assigned in the Note.

________________________________________________________________________________
Date of Conversion (Date of Notice)

________________________________________________________________________________
Principal Amount of Note to be Converted

________________________________________________________________________________
Principal Amount of Note not to be Converted (Principal Amount Remaining
after Conversion)

________________________________________________________________________________
Amount of accumulated and unpaid interest on principal amount of Note to be
Converted

________________________________________________________________________________
Number of shares of Common Stock to be Issued (including conversion of accrued but unpaid interest on Notes to be Converted)

________________________________________________________________________________
Applicable Conversion Value

Conversion Information:[NAME OF HOLDER]

__________________________________

Address of Holder:

__________________________________

__________________________________

Issue Common Stock to (if different than above):

Name:_____________________________

Address:__________________________

__________________________________

                                       18

Tax ID #:_________________________

__________________________________
Name of Holder

By:_______________________________
Name:
Title:

                                       19